SUPPLEMENTAL INDENTURE


         SUPPLEMENTAL INDENTURE dated as of July 1, 1998, between TELMARK INC., a New York corporation (the "Company"), TELMARK LLC, a Delaware limited liability company (the "Successor Company") and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as successor by merger to OnBank & Trust Company (the "Trustee").

                                   Background
                                   ----------

         1. The Company and the Trustee are parties to an Indenture dated as of September 30, 1993 (the "Indenture") and a Supplemental Indenture dated as of June 30, 1998 (the "First Supplemental Indenture") relating to certain Subordinated Debentures of issued by the Company (the "Debentures").

         2. Section 5.01 of the Indenture, as amended by the First Supplemental Indenture, provides that the Company shall not consolidate or merge into, or transfer or lease all or substantially all of its assets to any person unless:

                  (1) the person is a corporation or a limited liability company in either case organized and existing under the laws of the United States or any state thereof;

                  (2) the person assumes by supplemental indenture of the Company under the Debentures and this Indenture; and

                  (3)   immediately after the transaction no Default exists.

         3. The Company and the Successor Company have entered into an agreement pursuant to which the Company will be merged with and into the Successor Company, with the Successor Company being the surviving entity.

         4. In accordance with Section 5.01(3) of the Indenture, as amended by the First Supplemental Indenture, the Successor Company intends by this Supplemental Indenture to assume all of the obligations of the Company under the Debentures and the Indenture.

         Each party agrees as follows for the benefit of the other party and to the equal and ratable benefit of the holders of the Debentures:

         Section 1. The Successor Company hereby assumes all the obligations of the Company under the Debentures and the Indenture.


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         Section 2. The form of Debenture attached to the Indenture as Exhibit A is amended to substitute "Telmark LLC" for "Telmark Inc." wherever such words appear therein. Each reference to the Company in the Indenture and the Debentures shall be deemed to refer to the Successor Company, as successor by merger to the Company.


                                   SIGNATURES:


Dated: July 1, 1998           TELMARK INC.


                               By: /s/DANIEL J. EDINGER
                                   --------------------
                                   Daniel J. Edinger, President
Attest:

/s/KIPP R. WEAVER
-----------------
Kipp R. Weaver, Assistant Secretary


Dated: July 1, 1998            TELMARK LLC


                               By: /s/DANIEL J. EDINGER
                                   --------------------
                                   Daniel J. Edinger, President
Attest:

/s/KIPP R. WEAVER
-----------------
Kipp R. Weaver, Assistant Secretary



Dated:  July 1, 1998           MANUFACTURERS AND TRADERS
                               TRUST COMPANY


                                By: /s/RUSSELL T. WHITLEY
                                    ---------------------
                                    Russell T. Whitley, Assistant Vice President
Attest:

/s/STEVEN J. WATTIE
-------------------
Steven J. Wattie, Trust Officer


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